EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT


      This Employment Agreement (this "AGREEMENT") dated effective June 7, 1999 (the "EFFECTIVE DATE") is between Garden Ridge, L.P., a Texas limited partnership (the "COMPANY"), and Paul T. Davies (the "EXECUTIVE").

      WHEREAS, the retail and business operations are conducted by and through the Company and the Company is indirectly owned by Garden Ridge Corporation, a Delaware corporation ("GARDEN RIDGE");

      WHEREAS, the Company desires to retain the services of the Executive as President and Chief Executive Officer of the Company, and the Executive desires to be retained in such capacity, all upon the terms and subject to the conditions set forth in this Agreement.

      Accordingly, the parties agree as follows:

      1. TERM. The term of the Executive's employment hereunder shall commence on the Effective Date and shall continue until the first anniversary thereof (such term, as renewed or extended hereunder is referred to as the "TERM"); provided that commencing on the first anniversary of the Effective Date and on each anniversary thereafter, the Term shall automatically be extended for one additional year unless either party gives 60 days prior written notice not to extend this Agreement prior to 60 days before such extension would be effectuated; provided further that this Agreement may also be terminated pursuant to SECTION 7 of this Agreement.

      2. EMPLOYMENT. As of the Effective Date, the Company agrees to employ the Executive and the Executive accepts such employment upon the terms and conditions of this Agreement. The Executive shall devote his full productive time, energies and abilities to the Company's business; PROVIDED, HOWEVER, that the Executive shall be permitted to (a) make personal investments, (b) engage in charitable activities and (c) with the prior written approval from the Board of Directors of Garden Ridge ("BOARD"), serve as a member of the board of directors of corporations other than the Company and its subsidiaries, in all cases, to the extent that such activities do not materially interfere with his duties hereunder.

      3. DUTIES. The Executive is employed to serve at all times during the Term as President and Chief Executive Officer of the Company. He shall do and perform such duties and render such services as customarily performed by a person in such capacity, subject always to the policies of the Board.

      4.    COMPENSATION.

            4.1 SIGNING BONUS. The Company shall pay the Executive a signing bonus ("SIGNING BONUS") equal to $300,000. The Signing Bonus shall be paid within five business days of the execution of this Agreement by the parties hereto.

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            4.2 BASE COMPENSATION. As compensation for all the services to be rendered pursuant to this Agreement, the Company shall pay the Executive a base compensation of $550,000 per annum (the "BASE COMPENSATION") payable in accordance with the regular payroll practices for executives of the Company; PROVIDED, HOWEVER, that the Executive's Base Compensation shall be appropriately prorated in the case of a partial year. The Executive's Base Compensation may be increased, but not reduced, for any fiscal year by such additional amount as the Compensation Committee of the Board shall, in its sole discretion, determine. Any amounts payable under this SECTION 4.2 for any fiscal year shall not affect the computation of Base Compensation or amounts payable under this SECTION 4.2, in each case, for any subsequent fiscal year.

            4.3 ANNUAL BONUS PAYMENTS. In addition to the amounts payable by the Company under SECTIONS 4.1 and 4.2, the Executive shall be entitled to receive an annual bonus opportunity with a target objective of fifty percent (50%) of Base Compensation (the "BONUS PAYMENT"). The bonus opportunities as provided in this SECTION 4.3 shall be based upon the achievement of certain performance targets and shall be established in writing by the Compensation Committee of the Board either prior to, or within 90 days after the beginning of, each fiscal year of the Company. Any Bonus Payment in excess of fifty percent (50%) of Base Compensation for any one fiscal year may be paid in restricted shares of common stock ("COMMON STOCK") of Garden Ridge at the discretion of the Board. Notwithstanding the calculation of the target objective of the Bonus Payment for the Executive provided herein, the Executive shall be entitled to a minimum Bonus Payment of $150,000 for the fiscal year ending January 30, 2000.

            4.4   EQUITY INCENTIVES.

                  4.4.1 Within seven days after the Effective Date, the Executive shall purchase from Garden Ridge or on the national exchange securities market in which the Common Stock is traded, $100,000 (or an amount as close thereto as possible) of whole shares of non-assessable Common Stock at a per share price equal to the closing price of the Common Stock, as published in the WALL STREET JOURNAL ("CLOSING PRICE") on the date of purchase of such Common Stock.

                  4.4.2 On the Effective Date, the Company shall cause Garden Ridge to grant the Executive options ("SIGN-ON OPTIONS") to purchase up to 125,000 shares of Common Stock as provided in this SECTION 4.4.2. The Sign-On Options to purchase up to 125,000 shares of Common Stock shall be fully vested on the Effective Date. The Sign-On Options shall have an exercise price equal to the Closing Price per share on the date such Sign-On Options are granted. The term on the Sign-On Options issued shall be for 10 years after the date the Sign-On Options are initially granted. In the event the Executive's employment is terminated for any reason (other than the death or Disability (as hereinafter defined) of the Executive), all Sign-On Options shall remain exercisable for 180 days following the date of such termination of the Executive. In the event of the death or Disability of the Executive, all Sign-On Options shall remain exercisable for a period of one year after the date of the Executive's death or Disability.

                  4.4.3 On the Effective Date, the Company shall cause Garden Ridge to grant the Executive an option to purchase 375,000 shares of Common Stock as provided in this SECTION

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4.4.3. Such option to purchase 375,000 shares of Common Stock shall vest as follows: the option to acquire 125,000 shares of Common Stock shall vest in the Executive and shall be exercisable beginning on June 1, 2000 and an additional 125,000 shares of Common Stock shall vest in the Executive and shall be exercisable on each of the following dates: June 1, 2001 and June 1, 2002. The options issued to the Executive under this SECTION 4.4.3 shall have an exercise price equal to the Closing Price on the Effective Date. The term on the option issued under this SECTION 4.4.3 shall be for 10 years after the Effective Date. In the event the Executive is terminated for any reason (other than a Change of Control (as hereinafter defined)), any options issued to the Executive under this SECTION 4.4.3 that are not otherwise vested shall be forfeited; provided, however, that in the event of a Change of Control, all unvested options granted to the Executive under this SECTION 4.4.3 shall immediately vest and shall be exercisable in accordance with its terms for a period of one year after the date of the Change of Control. Notwithstanding anything contained in this SECTION
4.4.3 to the contrary, in the event the Executive's employment is terminated due to the death or Disability of the Executive, fifty percent (50%) of the unvested options granted to the Executive under this SECTION 4.4.3 shall immediately vest and shall be exercisable in accordance with its terms for a period of 180 days after the date of the Executive's death or Disability.

            4.5   RELOCATION AND RELOCATION EXPENSES.

                  4.5.1 The Executive agrees that he will relocate from his present residence in Longboat Key, Florida ("CURRENT RESIDENCE") to an area which is within a reasonable commuting distance to the Company's principal executive offices which are presently located in the Houston, Texas metropolitan area ("NEW RESIDENCE"). The Executive agrees to relocate as soon as practicable following the Effective Date.

                  4.5.2 The Executive shall be reimbursed (on an after-tax basis) for all reasonable customary expenses he and his dependents incur related to the costs of packing, loading, transportation, unloading and unpacking of household and personal belongings. Such expenses subject to reimbursement shall include any discount points or closing costs, real estate brokerage, title and legal fees or administrative fees with respect to the purchase of a New Residence, but shall not include any discount points or closing costs, real estate brokerage, title and legal fees or administrative fees with respect to the sale of the Current Residence.

                  4.5.3 During the period in which the Executive is attempting to secure an appropriate New Residence, the Executive shall be entitled to reimbursement (on an after-tax basis) from the Company from the Effective Date until October 5, 1999 for all necessary and reasonable expenses for temporary housing incurred or expended by him and his dependents in moving from the Current Residence to the New Residence; provided that such expenses shall not exceed $8,000.00 per month (pro-rated for any partial month). The Company will reimburse the Executive for these expenses upon his submission to the Company of vouchers or expense statements evidencing such expenses were incurred.

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            4.6 APPLICABLE WITHHOLDING. All payments to the Executive shall be subject to all federal, state and local withholding obligations which shall be administered in accordance with the Company's customary payroll practices.

      5.    EXECUTIVE BENEFITS.

            5.1 FACILITIES, SERVICES AND AMENITIES. The Company shall provide the Executive with office facilities and a secretary, and other services and amenities substantially similar to the existing practices of the Company.

            5.2 FRINGE BENEFIT PLAN. During the Term, the Executive shall be entitled to participate in all plans and receive all rights and benefits for which he shall be eligible under any pension, deferred compensation, health, hospitalization, disability or group life insurance or other so-called "fringe" benefit plan which the Company provides for its executives generally. After the Term and until the Executive reaches age 65, the Executive shall be entitled to participate, at his expense, in all plans and receive all rights and benefits for which he shall be eligible under any pension, deferred compensation, health, hospitalization, disability or group life insurance or other so-called "fringe" benefit plan which the Company provides for its executives generally.

            5.3 KEY MAN LIFE INSURANCE. The Company may maintain "key man" life insurance on the Executive's life for the benefit of the Company to the extent it deems necessary or advisable, and the Executive shall submit himself for medical examinations as may be required in connection therewith and shall otherwise cooperate in arranging for such insurance.

            5.4 VACATION. The Executive shall be entitled to four weeks per year paid vacation as administered pursuant to the Company's existing vacation policy.

      6. BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonably incurred travel, hotel, entertainment and other business expenses upon presentation by him of an itemized account of such expenditures in accordance with the Company's procedures.

      7.    TERMINATION.

            7.1   EVENTS OF TERMINATION.

                  7.1.1 The Company may terminate this Agreement immediately prior to the last day of the Term upon the occurrence of any one or more of the following events:

                        (a) the death of the Executive;

                        (b) a determination of the Disability (as hereinafter
            defined) of the Executive;

                        (c) the failure to move the Executive's family to the
            Houston, Texas metropolitan area on or before December 31, 1999;

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                        (d) any violation by the Executive of the non-compete or
            confidentiality covenants set forth in SECTION 8 of this Agreement;

                        (e) a material and willful violation of this Agreement
            or any lawful direction of the Board consistent with this Agreement;

                        (f) the commission by the Executive of a willful or
            grossly negligent act in bad faith that causes material harm to the Company as determined by a majority of the Board;

                        (g) a final, unappealable conviction of the Executive in
            a court of law of any crime or offense resulting in imprisonment, or that involves fraud, theft, or embezzlement from the Company, except as may result from actions or omissions to act that were directed by the Board; or

                        (h) any drug, alcohol or other substance addiction on
            the part of the Executive;

PROVIDED, HOWEVER, that termination of this Agreement under clauses (c) through
(h) shall be made upon 10 days' prior written notice to the Executive by the Company, specifying in reasonable detail the reason therefor. The term Disability shall mean, with respect to the Executive, that due to physical or mental infirmity, whether total or partial, the Executive is substantially unable to perform his services hereunder, as determined by the Company's disability carrier, for a period of six months in the aggregate during any twelve month period.

                  7.1.2 The Company may terminate this Agreement for any reason other than the events listed in SECTION 7.1.1; PROVIDED, HOWEVER, that in such event the Executive shall be entitled to receive the amounts described in
SECTION 7.2.2.

                  7.1.3 If the Executive resigns or terminates this Agreement for any reason (other than pursuant to SECTION 7.1.4), the Executive shall be entitled to receive only the amounts described in SECTION 7.2.1.

                  7.1.4 If the Executive resigns or terminates this Agreement because of a willful breach by the Company of its obligations under this Agreement that continues after notice to the Board and reasonable opportunity to cure such breach (which shall be no less than 30 days), the Executive shall be entitled to receive the amounts described in SECTION 7.2.2.

            7.2   EFFECT OF TERMINATION.

                  7.2.1 In the event of a termination of this Agreement under SECTIONS 7.1.1(C) through (h) or SECTION 7.1.3, the Executive shall be entitled to receive, within 15 days of such termination (a) any portion of the Base Compensation (including any increase provided for in SECTION 4.2) relating to the period prior to the date of such termination which has not been paid, and
(b) all reimbursements due the Executive from the Company for expenses specified in SECTION 6 which have not been paid.

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                  7.2.2 In the event of a termination of this Agreement under
SECTIONS 7.1.2 or 7.1.4, the Executive shall be entitled to receive a lump sum payment in an amount equal to (a) the Base Compensation paid for the fiscal year prior to the date the Executive's employment was terminated plus (b) the Bonus Payment, if any, paid for the fiscal year prior to the date the Executive's employment was terminated; PROVIDED, HOWEVER, that if the Executive violates at any time the non-compete or confidentiality covenants set forth in SECTION 8 of this Agreement, the Executive shall have no right thereafter to receive any compensation or benefit hereunder.

                  7.2.3 In the event of a termination of the Executive's employment due to the death or Disability of the Executive, the Executive (or his legal representative) shall be entitled to continue to receive the Base Compensation for a period of six months after the Executive's death or Disability; provided that such payments shall be paid in accordance with the regular payroll practices of the Company. The Executive shall also be entitled to any long-term disability benefits under the applicable long-term disability insurance plan or program of the Company.

                  7.2.4 Other than the foregoing, if the Company terminates this Agreement, the Executive or his legal representative, as the case may be, shall have no claim against the Company and this Agreement shall become null and void and have no further force or effect, except that this SECTION 7.2 and SECTION 8 shall survive any such termination.

      8. CERTAIN COVENANTS OF THE EXECUTIVE.

            8.1 NON-COMPETE AGREEMENT. During the Term and for a period ending on the second anniversary of the end of the Term (the "RESTRICTED PERIOD"), the Executive covenants and agrees that he shall not, directly or indirectly, (a) engage in any business that competes with the Company (as hereinafter defined) within the United States, or (b) contact or solicit any of the suppliers of the Company or its affiliates for the purpose of causing or attempting to cause any such person to change materially its relationship with the Company. As used in this SECTION 8.1, a business shall be considered to "COMPETE WITH THE COMPANY" only if more than forty percent (40%) of the sales revenues of such business is attributable to the retail sale of goods which are the same or substantially similar to those being offered for sale by the Company or its affiliates at retail as of the end of the Term (or, if being determined as of any time prior to the end of the Term, than as of such time).

            8.2 CONFIDENTIAL INFORMATION. During the Term and at all times thereafter, the Executive covenants and agrees that he shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of the Company and its affiliates, all confidential matters of the Company and its affiliates, if any, including, without limitation, trade secrets, customer lists, financial data and other proprietary information of the Company and all information about the Company (financial or otherwise), learned by the Executive heretofore or hereafter, and shall not disclose them to any person outside the Company, either during or after employment by the Company, except as required in the course of performing duties hereunder or with the Company's express written consent.

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            8.3 NONSOLICITATION AGREEMENT. During the Restricted Period, the
Executive covenants and agrees that he shall not, directly or indirectly, solicit the employment or services of, or cause or attempt to cause, to leave the employment or services of the Company, or any of its affiliates, any person employed by, or otherwise engaged to perform services for the Company, or any of its affiliates (whether in the capacity of employee, consultant, independent contractor, or otherwise).

            8.4 REMEDIES. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of SECTIONS 8.1, 8.2 or 8.3, the Company shall have the right and remedy (in addition to, and not in lieu of, any other rights or remedies available to the Company under law or in equity) (a) to have the provisions of this Agreement specifically enforced by a court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that money damages will not provide an adequate remedy to the Company for any breach thereof, and that the Company may obtain injunctive relief for such breach or threatened breach (any requirements for posting of bond are hereby expressly waived) and (b) to require the Executive to account for and pay over to the Company all compensation, profits, monies or other benefits derived or received by the Executive as a result of any breach of any of the provisions of SECTIONS 8.1, 8.2 or 8.3, and the Executive hereby agrees to account for and pay over all such amounts to the Company.

      9.    TERMINATION UPON CHANGE OF CONTROL.

            9.1 SEPARATION BENEFIT. Upon termination of the Executive's employment by the Company after a Change of Control (as hereinafter defined) transaction is announced, the Company shall pay to the Executive in a lump sum an amount equal to 200% times the sum of (a) the Executive's Base Compensation in the Company's most recent fiscal year plus (b) the Executive's Bonus Payment for the Company's most recent fiscal year. For purposes of this Agreement, "CHANGE OF CONTROL" shall mean the occurrence of any one of the following events:

            (a) any person or other entity, including any person as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), becoming the beneficial owners, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of Garden Ridge ordinarily entitled to vote for the election of directors of Garden Ridge;

            (b) The Board approving (in one transaction or a series of transactions) the sale of all or substantially all of the property or assets of the Company;

            (c) The Board approving a consolidation or merger of Garden Ridge with another corporation, the consummation of which would result in the occurrence of an event described in subparagraph (a) above.

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      10. NOTICES. Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing, and if delivered personally to the Executive or sent by certified or registered mail to his residence at 2165 Gulf of Mexico Drive, Apt. # 112, Longboat Key, Florida 34228, in the case of the Executive, or to the principal office of the Company at 19411 Atrium Place, Suite 170, Houston, Texas 77084-6099 in the case of the Company, or to such other address as either party may hereafter notify the other.

      11. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by that party.

      12. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law, applicable to agreements made and to be performed entirely within such state. Venue for any dispute shall lie in Harris County, Texas.

      13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties in respect of the Executive's employment and employment compensation.

      14. SECTION HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      15. SEVERABILITY. If any provision or any portion of any provision of this Agreement shall be arbitrated or adjudicated to be invalid or unenforceable under law, the parties hereto agree that the remainder of this Agreement shall not be affected thereby.

      16. ASSIGNMENTS. The rights and obligations under this Agreement of the Executive may not be assigned to any party, unless consented to by the Company.

      17. COUNTERPARTS. This Agreement may be executed in several identical counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

      18. MODIFICATIONS. This Agreement may be modified only by written agreements signed by the Executive and the Company.

      19. ATTORNEYS FEES AND EXPENSES. Each party shall pay their respective legal fees and expenses in connection with the preparation and negotiation of this Agreement.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    GARDEN RIDGE, L.P.

                                    By: Garden Ridge Management Corporation, its
                                    General Partner



                                    By: /s/ ARMAND SHAPIRO
                                            Armand Shapiro,
                                            Chairman and Chief Executive Officer


                                        /s/ PAUL T. DAVIES
                                            Paul T. Davies

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